\PHILA2\63461_6


                                MERGER AGREEMENT

                                      AMONG

                             RCM TECHNOLOGIES, INC.

                              CI ACQUISITION CORP.

                                       AND

                                 CATARACT, INC.


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                                TABLE OF CONTENTS

                                      Page

 1. RECITALS AND DEFINITIONS............................................ 1

 2. MERGER AND MERGER CONSIDERATION..................................... 3
 2.1 The Merger..................................................... ... 3
 2.2 Merger Consideration............................................... 5

 3. DELIVERY OF ACQUIREE SHARES......................................... 5

                  4. REPRESENTATIONS AND WARRANTIES OF ACQUIREE
 AND ACQUIREE SHAREHOLDERS.............................................. 6

 5. REPRESENTATIONS AND WARRANTIES OF RCM AND ACQUIR0R................. 16

 6. COVENANTS OF THE PARTIES TO THIS AGREEMENT......................... 18

 7. CLOSING DATE..................................................... . 26

               8. CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIREE
 AND ACQUIREE SHAREHOLDERS............................................. 26

                  9. CONDITIONS PRECEDENT TO OBLIGATIONS OF RCM
 AND ACQUIROR. ........................................................ 27

 10. CONDITIONS SUBSEQUENT............................................. 30

 11. INDEMNIFICATION................................................... 34

 12. DOCUMENTS AT CLOSING.............................................. 37

13. TERMINATION.........................................................39

14. NOTICES.............................................................40

15. MISCELLANEOUS.......................................................42



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                                LIST OF SCHEDULES


4(b) Financial Statements

4(d) Accounts Receivable of Acquiree as of July 31, 1995

4(e) Material adverse changes

4(f) Litigation

4(h) Articles of Incorporation, Bylaws and Contracts of Acquiree

4(i) Tax information

4(j) All material Contracts and Agreements

4(k) Liens, encumbrances and general description of all real property in which Acquiree has an ownership interest

4(l) Licenses, trademarks and trade names

4(m) Consents

4(u) Number of employees, names and addresses and total compensation of all directors and officers of Acquiree - identifies all employee benefit plans

4(v) Compliance with environmental and conservative laws

4(y) List of all insurance policies

4(z) List of all bank accounts maintained or for the benefit of Acquiree

4(aa) List of 10 largest customers of Acquiree, based on dollar volume of income as of October 2, 1994

4(ab) Prepayment penalties

5(a) Articles of Incorporation and Bylaws of Acquiror

5(b) Articles of Incorporation and Bylaws of RCM

5(d) Subsidiaries of Acquiror

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                                LIST OF EXHIBITS


Exhibit "A" Articles of Merger

Exhibit "B" Registration Rights Agreement

Exhibit "C" Voting Trust Agreement

Exhibit "D" Investor Representation Letter

Exhibit "E" Stock Pledge Agreement





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\PHILA2\63461_6


                                MERGER AGREEMENT



THIS MERGER AGREEMENT (the "Agreement") is made and entered into as of this 31st day of July 1995, by and among RCM Technologies, Inc., a Nevada corporation ("RCM"); CI Acquisition Corp., a Pennsylvania corporation (the "Acquiror"); Cataract, Inc., a Pennsylvania corporation (the "Acquiree"); and those shareholders of Acquiree identified at paragraph 1 below (the "Acquiree Shareholders").

                                    RECITALS:

A. The Acquiree Shareholders together own 100% of the issued and outstanding shares of common stock of the Acquiree (the "Acquiree Shares"). The Acquiree Shares constitute all of the issued and outstanding capital stock of the Acquiree.

B. RCM owns 100% of the issued and outstanding shares of common stock of the Acquiror.

C. The Directors of RCM, Acquiror and the Acquiree believe that the merger of the Acquiree with and into the Acquiror would be advantageous and beneficial to the respective shareholders, employees, and customers of those companies.

D. It is the intention of the parties hereto that: (i) the Acquiree shall be merged with and into the Acquiror in exchange for certain cash consideration and the issuance to the Acquiree Shareholders of shares of RCM's authorized but unissued common stock to the extent and in the manner set forth below (the "Merger"); and (ii) the issuance of stock in connection with the Merger shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of the states or jurisdictions where the Acquiree Shareholders reside.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals and Definitions.

(a) The foregoing RECITALS are true and correct, and are incorporated herein and made a part hereof.

(b) For purposes of this Agreement, the terms set forth below shall have the following meanings:


Acquiree - Cataract, Inc., a Pennsylvania corporation


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Acquiree Shareholders - Joseph A. Marubbio, Paula Marubbio,  Robert L.
     Starer, Merle A. Starer, James R. Affleck, Jr., Sarah B. Affleck and those other [entities][individuals] that may become a shareholder, and a party to this Agreement, as a result of the exercise of the Prudential Options

Acquiror - CI Acquisition Corp., a Pennsylvania corporation

Agreement - shall mean this Merger Agreement.

Code - the Internal Revenue Code of 1986, as amended

Closing - the transaction of events set forth in Section
12 hereof

Closing Date - the day on which the Closing is to be held as set forth in Section 7 hereof

Exchange  Act - the  Securities  Exchange  Act  of  1934,  as  amended
     Financial Statements - audited financial statements of Cataract, Inc., a Delaware corporation, for the fiscal year ended September 30, 1992 and the eight-month period ended May 31, 1993 and audited financial statements of the Acquiree for the four months ended September 30, 1993 and combined with the eight months ended May 31, 1993, a financial statement for the twelve months ended September 30, 1993 and fiscal year ended September 30, 1994 and the interim (unaudited) financial statements for July 2, 1995, all in such form as is acceptable to RCM to comply with its filing obligations to the SEC

Merger - the merger of the Acquiree with and into the Acquiror

 Merger Consideration - the Merger Shares and cash consideration to be received by the Acquiree Shareholders pursuant to the Merger

 Merger Shares - shares of RCM Common Stock to be issued to the Acquiree Shareholders pursuant to the terms of this Merger Agreement



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          Permitted Dividends - "Subchapter S" dividends  representing  earnings of the Acquiree on which the Acquiree Shareholders have been or will be subject to individual taxation, but which have not otherwise been withdrawn from or paid by the Acquiree.

         Prudential Options - those stock purchase options issued as of May 5, 1993 by the Acquiree (under its previous name, "Ente, Inc.") to Prudential Leveraged Asset Trust - 1990A and to Saint Peters College Leveraged Asset Trust - 1989A, providing for the issuance of an amount of stock equal to no more than 15% of the common stock of the Acquiree in the aggregate

         RCM - RCM Technologies, Inc., a Nevada corporation RCM Common Stock - common stock, $.05 par value per share, of RCM

          RCM Statements - RCM's consolidated financial statements (audited) for the fiscal years ended October 31, 1994, 1993 and 1992, and (unaudited) for the six months ended April 30, 1995

          SEC - the Securities and Exchange Commission Securities Act - the Securities Act of 1933, as amended 2. Merger and Merger Consideration.

2.1      The Merger

          (a) Upon the terms and conditions of this Agreement, on the Closing Date (as defined herein), Acquiree shall be merged with and into Acquiror in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988 (the "PBCL") and the separate corporate existence of Acquiree shall cease, and the Acquiror shall continue as the surviving corporation under the laws of the Commonwealth of Pennsylvania with the corporate name, "CATARACT, INC.".

          (b) The Merger shall become effective upon the filing of the articles of merger, substantially in the form of Exhibit A, attached hereto and made a part hereof (the "Articles of Merger") with the Secretary of State of the Commonwealth of Pennsylvania in accordance with Section 1928 of the PBCL. The Articles of Merger shall be filed by the appropriate parties

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          thereto on the Closing  Date.  The date and time when the Merger shall become effective is referred to herein, in accordance with Section 7 hereof, as the "Closing Date."

          (c) On the Closing Date:

          (i) Acquiror shall continue its existence under the laws of the Commonwealth of Pennsylvania as the surviving corporation;

          (ii) the separate corporate existence of Acquiree shall cease;

          (iii) all rights, title and interests to all real estate and other property owned by Acquiree shall be allocated to and vested in Acquiror as the surviving corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon, and all liabilities and obligations of Acquiree shall be allocated to Acquiror as the surviving corporation which shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Merger, other than Acquiror as the surviving corporation, shall be liable therefor;

       (iv)  the  Articles  of   Incorporation   of  Acquiror  as  in  effect
     immediately prior to the consummation of the Merger, other than the name of Acquiror which shall be changed to "CATARACT, INC." in connection with the Merger, shall be the Articles of Incorporation of the surviving corporation, until thereafter amended as provided by law and such Articles of Incorporation;

          (v) Each of Acquiree, the Acquiree Shareholders, Acquiror and RCM shall execute and deliver, and file or caused to be filed with the Secretary of State of the Commonwealth of Pennsylvania the Articles of Merger, with such amendments thereto as the parties hereto shall deem mutually acceptable.

          (vi) the Bylaws of Acquiror, as in effect immediately prior to the consummation of the Merger, shall be the Bylaws of the Acquiror as the surviving corporation until thereafter amended as provided by law and such Bylaws; and

          (vii) the officers and directors of the Acquiror as the surviving corporation shall continue to hold office until their respective successors shall have been elected or appointed in accordance with the Bylaws of the Acquiror as the surviving corporation or until they shall have sooner been removed or shall have resigned in accordance with such Bylaws.

         2.2      Merger Consideration


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          (a) On the Closing Date,  upon tendering to the Acquiror a certificate or certificates representing the Acquiree Shares, and after having taken or caused to be taken all other actions otherwise required in this Agreement to effectuate a closing hereunder, the Acquiree Shareholders thereof shall be entitled to receive immediately therefor, and RCM shall cause to be issued or paid, as the case may be: (i) certificates in the name of each of the Acquiree Shareholders representing, in the aggregate, the number of Merger Shares which as of the Closing Date have an aggregate valuation equal to One Million Two Hundred Thousand Dollars, ($1,200,000), (for this purpose, the "valuation" of the Merger Shares shall be determined based upon the average of the closing bid prices of the RCM Common Stock for the thirty (30) calendar day period immediately preceding the Closing Date); and (ii) the sum of Two Million Dollars ($2,000,000) in immediately available funds. The consideration received pursuant to this subparagraph
     (a) of this Section 2.2 shall be collectively referred to as the "Merger Consideration." (b) The Merger Consideration received by the Acquiree Shareholders shall be divided among them in the same proportion as they own the Acquiree Shares. No other consideration shall be payable to the Acquiree Shareholders in connection with the Merger.

          3. Delivery of Acquiree Shares. On the Closing Date, the Acquiree Shareholders will deliver to the Acquiror for cancellation the certificates representing all of the Acquiree Shares, duly endorsed (or with duly executed stock powers) so as to transfer all of the Acquiree Shares to the Acquiror, free and clear of all liens, claims and encumbrances. The Merger shall not be effected unless certificates representing all of the Acquiree Shares are delivered to the Acquiror on the Closing Date, free and clear of all liens, claims and encumbrances.

          4. Representations and Warranties of Acquiree and Acquiree Shareholders. As a material inducement to RCM and the Acquiror to enter into this Agreement and consummate the transactions contemplated hereby, the Acquiree Shareholders do hereby jointly and severally, and the Acquiree does hereby make the following representations and warranties to RCM and Acquiror. The representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

          (a) Shareholders of Acquiree. The Acquiree Shareholders are, and will be on the Closing Date, the sole owners, of record and beneficially, of all the issued and outstanding shares of the Acquiree's capital stock.

          Acquiree does not now own, or at the Closing Date will own, more than 5% percent of the issued and outstanding capital stock of any other corporation or an equity interest in any other entity.
          (b) Financial Statements. The Financial Statements have been attached as Schedule [4(b)]. The Financial Statements shall be in a form

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          prepared in all material  respects in compliance with the requirements of Regulation S-X promulgated by the SEC under the Exchange Act.

          (i) The Financial Statements and financial information contained therein will present fairly the financial condition of the Acquiree for the periods covered (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to the Acquiree, taken as a whole, in amount or effect). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. The books and records of the Acquiree, financial and other, are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

          (c) Undisclosed Liabilities. The Acquiree does not have any material liabilities or obligations of any nature, fixed or contingent, matured or unmatured, that are not reflected or otherwise provided for in the Financial Statements to the extent such liabilities or obligations are otherwise required to be reflected by generally accepted accounting principles, except for liabilities and obligations arising subsequent to the date of the Financial Statements in the ordinary course of business, none of which individually or in the aggregate will be materially adverse to the business or financial condition of the Acquiree. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) of the Acquiree that will not be adequately provided for.

          (d) Accounts Receivable. Attached hereto as Schedule 4(d) is a list of all accounts receivable of Acquiree as of July 2, 1995 and aging schedule pertaining thereto. All of the accounts receivable of Acquiree as of July 2, 1995 and on the Closing Date, are bona fide accounts receivable of Acquiree representing the sales price of (or other sums or fees receivable for or in respect of) goods, merchandise, or services sold or performed by Acquiree in valid transactions in the regular course of its business to or for the benefit of its customers. Such accounts receivable are not uncollectible or subject to offset or counterclaim or otherwise in controversy.

          (e) Materially Adverse Change. Except as set forth in Schedule [4(e)], or as otherwise specifically stated in this Agreement, since the date of their financial statements as of, and for the period ended, October 2, 1994, or later stub-period financial statements, if provided, the business of the Acquiree has been operated in the ordinary course and there has not been:

          (i)  Any  materially   adverse  change  in  the  business,   condition
     (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of the Acquiree for such period (other than as a result of Permitted Dividends) or at any time during such period;


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          (ii) Any material damage,  destruction or loss (whether or not covered by insurance) affecting the Acquiree or its assets, properties or business;

          (iii) Any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of the capital stock of the Acquiree, or any direct or indirect redemption, purchase or other acquisition of any such stock or any agreement to do so, except for Permitted Dividends;

          (iv) Any issuance or sale by the Acquiree, or agreement by the Acquiree, or any of the Acquiree Shareholders, to sell or pledge any of the Acquiree's securities, nor have any irrevocable proxies been given with respect to the Acquiree's securities, except in connection with pledges securing obligations to be repaid from the cash portion of the Merger Consideration concurrently with the Closing of the Merger;

          (v) Any cancellation, breaches or cost over-runs on any existing contract of which Acquiree is a party;

          (vi) Any statute, rule, regulation or order adopted by any governmental body, agency or authority (including orders of regulatory authorities with jurisdiction over the Acquiree) that materially and adversely affects the Acquiree or its business or financial condition;

          (vii) Any material increase in the rate or terms of compensation (including bonus compensation) payable or to become payable by Acquiree to its directors, officers or key employees; provided, however, that this subsection shall not restrict or limit the Acquiree in any way from hiring additional personnel who are required for its operations; or

          (viii) Any other events or conditions of any character that may reasonably be expected to have a materially adverse effect on the Acquiree or its business or financial condition.

          (f) Litigation. Except as set forth in Schedule 4(e), there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of the Acquiree or any of the Acquiree Shareholders, threatened against the Acquiree, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does the Acquiree or the Acquiree Shareholders know of any basis for any such action, suit, claim, investigation or proceeding.

          (g) Compliance: Governmental Authorizations. The Acquiree has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities, banking collection and consumer protection laws and regulations that, if not complied with, would

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          materially and adversely  affect its businesses.  The Acquiree has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business. Such licenses and permits are in full force and effect, except as to any licenses and permits, the absence of which would not have a materially adverse effect upon the financial
     condition  of  the   Acquiree.   Neither  the  Acquiree  nor  the  Acquiree
     Shareholders knows of any violations of any such licenses or permits. No proceedings are pending or threatened to revoke or limit the use of such licenses or permits.

          (h) Due Organization. The Acquiree is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania; its status is active; it is qualified to do business and in good standing in each state where its properties are owned, leased or operated, or the business conducted, by them require such qualification and where failure to so qualify would have a material adverse effect on its financial condition, properties, business or results of operations. The Acquiree has the power to own its properties and assets and to carry on its business as now presently conducted. True and complete copies of the Articles of Incorporation and Bylaws of Acquiree have been attached as Schedule [4(h)].

          (i) Taxes. Except as disclosed on Schedule [4(i)] all (i) federal, state, local or foreign tax returns (collectively, the "Returns") required to be filed with respect to the properties, assets, operations, income and net worth of Acquiree have been timely filed or appropriate extensions have been obtained and such Returns are true, correct and complete in all material respects; (ii) taxes and governmental charges, including, without limitation, any interest and penalties (collectively, "Taxes") due pursuant to such Returns have been paid or adequate provision therefore has been made on the Financial Statement; and (iii) federal, state, local and foreign withholdings required with respect to the business of Acquiree have been withheld and timely paid over to the appropriate governmental authority. Schedule [4(i)] sets forth for each subsequent taxable year the current status of any examination being conducted by the Internal Revenue Service or any other taxing authority relating to Acquiree. Notwithstanding the foregoing, no representation or warranty is made with respect to Acquiree's entitlement to any claimed tax refund or the amount of any claimed tax refund which Acquiree may ultimately receive. Except as disclosed on Schedule [4(i)], there are no outstanding agreements or waivers extending the statutory period of limitation concerning any tax liability of Acquiree, no examination of any Return of Acquiree is currently in progress and no governmental authority has, within the last three (3) years, notified Acquiree or Acquiree Shareholders of any tax claim, investigation or proceeding, except as scheduled.

          (j) Agreements. Schedule [4(j)] contains a true and complete list and brief description of all material written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions and other instruments to which the Acquiree is a party or by which the Acquiree or its assets may be bound. True and correct copies of all items set forth on Schedule [4(j)] have been or will have been made available to the

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          Acquiror prior to the date hereof. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Acquiree under any of the contracts or agreements set forth in Schedule [4(j)]. Neither the Acquiree nor any of the Acquiree Shareholders have knowledge of any material default by the other parties to such contracts or agreements. In addition, no material violations have occurred pursuant to any loan agreements to which the Acquiree is a party.

          (k) Title to Property and Related Matters. The Acquiree has, and at the time of the Closing Date will have, good and marketable title to all of its properties, interests in properties and assets, real, personal and mixed, owned by it at the date of this Agreement or acquired by it after the date of this Agreement, of any kind or character, free and clear of any liens or encumbrances, except (i) those set forth in Schedule [4(k)], and
     (ii) liens for current taxes and other liens arising by operation of law to secure obligations that are not yet delinquent. Schedule [4(k)] also contains a general description of all real property in which Acquiree has an ownership interest. Except as set forth in said Schedule [4(k)] and except for matters that may arise in the ordinary course of business, the assets of the Acquiree are in good operating condition and repair, reasonable wear and tear excepted. There does not exist any condition that materially interferes with the use thereof in the ordinary course of the business of the Acquiree.

          (l) Licenses; Trademarks: Trade Names. Except as set forth on Schedule [4(l)], the Acquiree does not have nor does it own any licenses, trademarks, trade names, service marks, copyrights, patents or any applications for any of the foregoing that relate to its business.

          (m) Due Authorization. This Agreement has been duly authorized, executed and delivered by the Acquiree and constitutes a valid and binding agreement of the Acquiree, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of the Acquiree's Articles of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which the Acquiree is a party or by which the Acquiree or its properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to the Acquiree, except that the consents disclosed on Schedule [4(m)] will be required as to the Merger pursuant to the terms of those scheduled agreements. No consent or approval

\PHILA2\63461_6


          by any  governmental  authority  is  required in  connection  with the
     execution   and  delivery  by  the  Acquiree  of  this   Agreement  or  the
     consummation of the transactions contemplated hereby.

          (n) Capitalization. The authorized capitalization of the Acquiree consists of 1,000,000 shares of no-par value Common Stock of which 500,000 shares are issued and outstanding as of the date of this Agreement. All outstanding securities have been duly authorized, validly issued, and are fully paid and non-assessable, and all such securities were issued in compliance with applicable federal and state securities laws and regulations. There are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of the Acquiree's securities, except for the Prudential Options which, if exercised, will change the amount of issued shares of the stock of Acquiree and upon which exercise the Acquiree will cause the holder(s) of the exercised Prudential Options to become additional Acquiree Shareholders hereunder.

          (o) Full Disclosure. The Acquiree has, and at the Closing Date will have, disclosed to the Acquiror in the Schedules to this Agreement or independently, or made available to the Acquiror, documents, books and records pertaining to, all events, conditions and facts materially affecting the properties, business and prospects of the Acquiree that are known to the Acquiree and the Acquiree Shareholders. The Acquiree has not and will not have, at the Closing Date, withheld disclosure or availability of any events, conditions and facts of which it may have knowledge and that may materially and adversely affect the properties, business or prospects of the Acquiree.

          (p) Brokerage Fees. The Acquiree has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contained within this Agreement.

          (q) Share Ownership. The Acquiree Shares to be surrendered in the Merger will be owned of record and beneficially, by the Acquiree Shareholders, free and clear of all liens and encumbrances of any kind and nature, and have not been sold, pledged, assigned or otherwise transferred. There are no agreements (other than this Agreement) to sell, pledge, assign or otherwise transfer such securities.

          (r) Acquiree Shareholders' Obligation. This Agreement constitutes the valid and legally binding obligation of the Acquiree Shareholders. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute in any material respect a violation of or default under, or conflict in any material respect with, any judgment, decree, statute or regulation of any governmental authority applicable to the Acquiree Shareholders or any contract, commitment, agreement or restriction of any kind to which any of the Acquiree Shareholders are a party or by which any of the Acquiree Shareholders are bound. The execution and delivery of this Agreement does not, and the consummation of the

\PHILA2\63461_6


          transactions described herein will not, violate in any material respect applicable law, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to the Acquiree Shareholders, except for pledges that will be satisfied concurrently with the Closing of the Merger.

          (s) Acknowledgment of Dissenters Rights. Acquiree Shareholders acknowledge that dissenters rights are available to them under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, however, by virtue of their signature to this Merger Agreement do hereby acknowledge their agreement to forego all such dissenters rights and accept in lieu thereof the Merger Consideration set forth within this Agreement. Accordingly, such Acquiree Shareholders will not have an opportunity to dissent from the actions taken by the Board of Directors of Acquiree or from the transactions contemplated by this Agreement.

          (t) Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by the Acquiree Shareholders of this Agreement or the consummation of the transactions described herein, except to the extent that any of the Acquiree Shareholders may be required to file reports in accordance with relevant regulations under federal and state securities laws upon execution of this Agreement and/or consummation of the transactions contemplated hereby and the satisfaction of existing secured creditors of the Acquiree.

         (u) Employee; Benefit Plans.

          (i) Schedule [4(u)] sets forth the number of employees, a list of the names, addresses and total compensation of all directors and officers of Acquiree and each employee of Acquiree.

          (ii) Schedule [4(u)] identifies all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and programs, including, without limitation, any pension plans, health and welfare plans, life, disability, medical, dental or hospitalization insurance plans, sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, stock option, stock ownership and stock purchase plans covering employees or former employees of Acquiree. Except as disclosed on Schedule [4(u)], each such plan or program has been operated substantially in accordance with its terms and, to the extent applicable, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Acquiree does not sponsor or contribute to, nor have they ever sponsored or been required to contribute to, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

\PHILA2\63461_6


          (iii) Except as disclosed on Schedule [4(u)], Acquiree does not have any written contracts, or oral contracts, including any employment, management, agency or consulting contracts, with respect to any of its current or retired employees.

          (iv) Except as disclosed on Schedule [4(u)], Acquiree is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or threatened.

          (v) Acquiree has complied in all material respects with all applicable laws relating to the employment of labor, including the provisions thereof relating to benefits required to be provided under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (collectively, "COBRA"), wages, hours, working additions, employee benefit plans and the payment of withholding and social security taxes.

          (v) Environmental Matters. Except as set forth in Schedule [4(v)] Acquiree is in compliance with all laws, rules and regulations relating to environmental protection and conservation (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment), the violation of which would have a materially adverse effect on the financial condition of the Acquiree, and neither Acquiree or Acquiree Shareholders have received any notification of any asserted present or past failure to so comply with such laws, rules or regulations. Acquiree has obtained and is in compliance with all permits, licenses and other authorizations required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively
     "Environmental Requirements"), the violation of which would have a materially adverse effect on the financial condition of the Acquiree. Neither Acquiree or Acquiree Shareholders is aware of, nor have Acquiree or Acquiree Shareholders received notice of, any circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Requirements, relating to the operation of Acquiree's business. For the purpose of this Section, "hazardous substances" shall include (1) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations thereunder and, (2) any substance for which state or local laws require the clean-up, removal or other special handling of such materials or imposing liability based upon improper handling thereof.

\PHILA2\63461_6


          (w) Not Investment Company. The Acquiree is not an "investment company" as defined in Section 368(a)(2)(F)(iii) of the Code, nor is it an investment company under the Investment Company Act of 1940.

          (x) Acquiree Documents. All documents relating to the Acquiree and its business that have been previously delivered to RCM in connection with the Merger and this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required or necessary to be stated therein to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (y) Insurance. Schedule [4(y)] contains a list of such policies relating to liability, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and all other forms of insurance currently owned or held by Acquiree, and identifies for each such policy, to the extent such information is reasonably available to Acquiree, the underwriter, policy number, coverage type, premium, expiration date and deductible. All of the insurance policies listed on Schedule [4(y)] are outstanding and in full force and effect and all premiums with respect to such policies are currently paid.

          (z) Bank Accounts. Schedule [4(z)] contains a list of all bank accounts maintained by, or for the benefit of, Acquiree.

          (aa)  Customers.  Set forth on  Schedule  [4(aa)] is a list of the ten
     (10) largest customers of Acquiree based on the dollar volume of income generated by that customer for the fiscal year ended October 2, 1994 and as of July 2, 1995. No such customer has terminated or is presently threatening to terminate its relationship with Acquiree.

          (bb) Prepayment Penalties. Except as disclosed on Schedule [4(ab)], which reflects a prepayment penalty of twenty-five thousand dollars ($25,000), there are no prepayment penalties or fines associated with the outstanding long-term debt or lines of credit of Acquiree. If any such prepayment penalties or fines occur, RCM and Acquiror shall be liable for the payment of such penalties or fines in any amount not to exceed an amount equal to twenty thousand dollars ($20,000). If such penalty or fine is greater than twenty thousand dollars, then Acquiree Shareholders shall be liable for the amount of penalty or fine which exceeds twenty thousand dollars.

          (cc) Blue Sky Filings. Acquiree Shareholders acknowledge and agree to the following:

          (i) Each Acquiree Shareholder who is a pennsylvania resident has the right to cancel and withdraw from this Merger Agreement upon written notice to RCM within two business days of the execution of the Merger Agreement. Any notice of cancellation or withdrawal should be made by telegram or certified or registered mail and will be effective upon delivery to Western Union or deposit in the United States mails, postage or other

\PHILA2\63461_6


          transmittal fees paid. Upon such cancellation or withdrawal, the Acquiree Shareholder will have no obligation or duty under the Merger Agreement; and

          (ii) No Acquiree Shareholder who is a Pennsylvania resident may sell or transfer their Merger Shares for twelve months from the Closing Date, as such sale or transfer would violate Section 203(d) of the Pennsylvania Securities Act of 1972 and the regulations thereunder.

          (dd) Approval. The Board of Directors of the Acquiree and the Acquiree Shareholders shall have approved the execution of this Agreement and the Merger thereby.

          5. Representations and Warranties of RCM and Acquiror. RCM and the Acquiror, as a material inducement to the Acquiree and the Acquiree Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, do hereby jointly and severally make the following representations and warranties to the Acquiree and the Acquiree Shareholders, which representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.
          (a) Due Organization of Acquiror. The Acquiror is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania, is qualified to do business and in good standing in each state where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify would have a material adverse effect on the financial condition, properties, business or results of operations of the Acquiror. The Acquiror has the corporate power to own its property and to carry on its business as now presently conducted. The Articles of Incorporation and By-Laws of the Acquiror are attached hereto as Schedule [5(a)] and are made a part hereof.

          (b) Due Organization of RCM. RCM is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is qualified to business and in good standing in each state where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify would have a material adverse effect on the financial condition, properties, business or results of operations of RCM. RCM has the corporate power to own its property and to carry on its business as now presently conducted. The Articles of Incorporation and By-Laws of RCM are attached hereto as Schedule [5(b)] and are made a part hereof.

          (c) Capitalization. The authorized capital stock of RCM consists of 40,000,000 shares of common stock, par value $.05 per-share (the "RCM Common Stock"), of which 14,713,565 shares were outstanding on the date of this Agreement; and. All of the outstanding shares of RCM Common Stock have been validly issued and are fully paid and nonassessable. As of the date of this Agreement, RCM had 786,709 Class C Warrants currently issued and

\PHILA2\63461_6


          outstanding. The Class C Warrants entitle the holders to purchase 786,709 shares of RCM Common Stock.

          (d) Subsidiaries. Except as set forth upon Schedule [5(d)], the Acquiror has no subsidiaries, nor does it own any interest in any other corporation, partnership or other entity, nor does it have any right or obligation, whether under any agreement (oral or written) or instrument of any kind, to acquire any such interest.

          (e) Due Authorization. This Agreement has been duly authorized, executed, and delivered by the Acquiror and RCM, and constitutes a legal, valid, and binding obligation of the Acquiror and RCM, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. The execution, delivery and performance of this Agreement by the Acquiror and RCM will not violate or conflict with in any material respect or constitute a default under any provisions of applicable law, the Acquiror's or RCM's Articles of Incorporation or Bylaws, or any agreement or instrument to which the Acquiror or RCM is a party or by which it or its assets are bound. No consent of any federal, state, municipal or other governmental authority is required by Acquiror or RCM for the execution, delivery or performance of this Agreement by the Acquiror and RCM. No consent of any party to any contract or agreement to which the Acquiror is a party or by which any of its property or assets are subject is required for the execution, delivery or performance of this Agreement by the Acquiror that has not been obtained at the date of this Agreement.

          (f) Merger Shares. The Merger Shares to be delivered to the Acquiree Shareholders will, when issued, be validly and legally issued, free and clear of all liens, encumbrances, transfer fees and preemptive rights, and will be fully paid and non-assessable.

          (g) Brokerage Fees. RCM and Acquiror have not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement.

          (h) No Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by RCM of this Agreement or the consummation of the transactions described herein, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

          (i) SEC Reports. RCM has heretofore delivered to Acquiree a copy of its most recent reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended October 31, 1994 and the

\PHILA2\63461_6


          quarterly report on Form 10-Q for the period ended April 30, 1995 (collectively, the "RCM Reports"). As of their respective dates neither of the RCM Reports contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Furthermore, except as otherwise disclosed in such RCM Reports, RCM has experienced no material adverse change in its financial condition, properties, business or prospects since the dates thereof. The RCM Reports have been prepared in material compliance with all applicable securities laws, rules and regulations, and the financial statements included therein had been prepared in accordance with general accepted accounting principles, consistently applied, and represent fairly the financial condition of RCM as of the date and for the periods covered thereby.

          6. Covenants of the Parties to this Agreement.

          (a) Disclosure Documents.

          (i) Each of RCM and Acquiror shall supply to Acquiree the necessary information in writing, or cause the necessary information to be supplied in writing, relating to RCM and Acquiror for inclusion in any document(s) to be delivered to Acquiree Shareholders in connection with seeking their approval of the transactions contemplated by this Agreement.

          (ii) Acquiree shall supply to RCM the necessary information in writing, or cause the necessary information to be supplied in writing, relating to Acquiree for inclusion in any documents or reports to be filed with the SEC or any regulatory agency in connection with the transactions contemplated by this Agreement, with the cost of obtaining any such information from third parties to be paid upon the Closing Date by Acquiror or RCM.

          (b) Access to Information. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with the provisions of Section [13], each of the parties hereto shall provide to the other parties (and the other parties' authorized representatives) full access during normal business hours to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party
     (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party.

         (c) Confidentiality.

          (i) Confidentiality of RCM-Related Information. With respect to information concerning RCM or Acquiror that is made available to Acquiree or Acquiree Shareholders pursuant to the provisions of Section

\PHILA2\63461_6



          [6(b)], Acquiree and Acquiree Shareholders agree that they shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and related transactions and shall not disseminate or disclose any of such information other than to their directors, officers, employees, shareholders, affiliates, agents, lenders and representatives who need to know such information for the sole purpose of evaluating the Merger and the related transactions (each of whom shall be informed in writing by Acquiree of the confidential nature of such information, the prohibition under federal securities laws of trading upon any material non-public information and directed by Acquiree in writing to treat such information confidentially. If this Agreement is terminated pursuant to the provisions of Section [13], Acquiree and Acquiree Shareholders shall immediately return all such information, all copies thereof and all information prepared by Acquiree based upon the same, upon RCM's request; provided, however, that one copy of all such material may be retained by Acquiree's outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination and disclosure shall not apply to information that; (i) is learned by Acquiree or Acquiree Shareholders from a third party entitled to disclose it; (ii) becomes known publicly other than through Acquiree or Acquiree Shareholders or any party who received the same through Acquiree or Acquiree Shareholders; (iii) is required by law or court order to be disclosed by Acquiree or Acquiree Shareholders or;
     (iv) is disclosed with the express prior written consent thereto of RCM. Acquiree or Acquiree Shareholders shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (i);

          (ii) Confidentiality of Acquiree-Related Information. With respect to information concerning Acquiree that is made available to RCM or Acquiror pursuant to the provisions of Section [6(b)], RCM and Acquiror jointly and severally agree that they shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and the related transactions and shall not disseminate or disclose any of such information other than to their directors, officers, employees, shareholders, affiliates, agents, lenders and representatives who need to know such information for the sole purpose of evaluating the Merger and the related transactions (each of whom shall be informed in writing by RCM or Acquiror, as appropriate, of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Section [13], RCM and Acquiror jointly and severally agree to return immediately all such information, all copies thereof and all information prepared by either of them based upon the same, upon Acquiree's request; provided, however, that one copy of all such material may be retained by RCM's outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination and disclosure shall not apply to information that: (i) is learned by RCM or Acquiror from a third party entitled to disclose it; (ii) becomes known publicly other than through

\PHILA2\63461_6


          RCM or Acquiror or any party who received the same through either of them; (iii) is required by law or court order to be disclosed by RCM or Acquiror; or (iv) is disclosed with the express prior written consent thereto of Acquiree. RCM and Acquiror jointly and severally agree to undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (ii).

          (iii) Nondisclosure. Neither RCM, Acquiror, Acquiree or Acquiree Shareholders shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material non-public information concerning or relating to the other party hereto, other than with the express prior written consent of the other party hereto, except as may be required by applicable securities laws as they pertain to public companies, law or court order or to enforce the rights of such disclosing party under this Agreement, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating the Merger, to any party whose consent is required in connection with the Merger or this Agreement; or to any regulatory body where such disclosure is required under federal or state law.

          (d) Consents. RCM, Acquiror and Acquiree shall cooperate and use their best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement.

          (e) Filings. RCM, Acquiror and Acquiree shall, as promptly as practicable, make any required filings, and RCM, Acquiror and Acquiree shall promptly make any other required submissions, under any law, statute, order rule or regulation with respect to the Merger and the related transactions and shall cooperate with each other with respect to the foregoing.

          (f) All Reasonable Efforts. Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the board of directors of Acquiree and RCM, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonable practicable, to consummate the Merger and the other transactions contemplated by this Agreement.

          (g) Notification of Certain Matters. Acquiree shall give prompt notice to RCM, and RCM and Acquiror shall give prompt notice to Acquiree, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in

\PHILA2\63461_6


          this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Acquiree, on the one hand, or RCM or Acquiror, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

          (h) Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (i) Consent of Auditors. Acquiree Shareholders shall, when necessary, obtain the necessary consents of all auditors who have provided audit reports in connection with any of the Financial Statements which may be required by RCM for the preparation and filing of documents and reports with the SEC in connection with, or that relate to the Merger, and the cost of any such consents shall be paid by Acquiror.

          (j) Loss of "S" Corporation Status. Upon completion of the Merger as contemplated by this Agreement, Acquiree Shareholders shall be responsible for the payment and filing of any final tax returns or other obligations incurred in connection with the termination of Acquiree's "S" Corporation status.
          (k) Registration Rights. On or prior to the Closing Date, Acquiree Shareholders shall execute a Registration Rights Agreement substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "B".

          (l) Voting Trust. On or prior to the Closing Date, the Acquiree Shareholders shall execute a Voting Trust Agreement substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "C".

         (m) Investor Representation Letter. On or prior to the Closing Date, the Acquiree Shareholders shall execute an Investor Representation Letter substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "D".

          (n) Pledge Agreement. On or prior to the Closing Date, Acquiree Shareholders shall execute a Pledge Agreement substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "E".

          (o) Schedules. The Acquiree shall have delivered all of the Schedules required herein, and copies of the documents referred to therein, including Exhibit "A", to RCM and Acquiror within five (5) days of the execution of this Agreement, and such Schedules and documents shall have been

\PHILA2\63461_6


          reasonably acceptable to RCM and Acquiror.

          (p) Officer's Certificate. On or prior to the Closing Date, Acquiree shall deliver an officer's certificate to RCM and Acquiror to the effect that all of the representations and warranties contained in this Agreement are true and complete in all respects as of the Closing Date, and that the Acquiree has complied in all material respects with its covenants and agreements set forth herein required to be complied with by the Closing; and there shall be delivered to RCM and Acquiror a certificate signed by the Acquiree Shareholders to the effect that the representations and warranties of the Acquiree Shareholders set forth herein are true and correct in all material respects.

          (q) Prudential Options. On or prior to the Closing Date, Acquiree and Acquiree Shareholders shall have caused either (i) the termination of the Prudential Options or (ii) the exercise of the Prudential Options and, in that event, the resulting shareholders that exercised the Prudential Options shall enter into an amendment to this Agreement whereby these shareholders shall become Acquiree Shareholders and become bound by all of the terms of this Agreement as though such shareholder had originally executed this Agreement.

          (r) Resignations. On or prior to the Closing Date, Acquiree and Acquiree Shareholders shall take all actions necessary to secure and effect the resignation of all of the current directors and officers of Acquiree.

          (s) Interim Operations of Acquiree. During the period from the date of this Agreement and continuing until the Closing Date, Acquiree agrees (except as expressly contemplated by this Agreement, including any Exhibits and Schedules hereto, or to the extent that RCM shall otherwise consent in writing) that:

          (i) Ordinary Course. Acquiree shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it;

          (ii) Dividends; Changes in Stock. Acquiree shall not (a) declare or pay any dividend, on, or make other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Acquiree or (c) repurchase or otherwise acquire any shares of capital stock of Acquiree.

\PHILA2\63461_6


          (iii) Issuance of Securities. Acquiree shall not sell, issue, authorize or propose the sale or issuance of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, except pursuant to the Prudential Options, to the extent they may be exercised.

          (iv) Governing Documents. Acquiree shall not amend its Certificate of Incorporation or its Bylaws.

          (v) No Acquisition. Acquiree shall not acquire or agree to acquire by merging or consolidation with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individual or in the aggregate, to Acquiree.

          (vi) No Dispositions. Acquiree shall not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to Acquiree, except in the ordinary course of business consistent with prior practice.

          (vii) Indebtedness. Acquiree shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Acquiree or guarantee any debt securities of others than in the ordinary course of business consistent with prior practice.

          (viii) Benefit Plans, Etc. Acquiree shall not adopt or amend in any material respect any collective bargaining agreement or employee benefit plan.

          (ix) Executive Compensation. Acquiree shall not grant to any executive officer or key employee, any increase in compensation or in severance or termination pay, or enter into any employment agreement with any executive officer or key employee.

          (x) Other Actions. Acquiree shall not enter into any agreement or arrangement to do any of the foregoing. Acquiree shall not take any action, or fail to take any action, that is reasonably likely to result in any of the representations and warranties of Acquiree set forth in this Agreement becoming untrue.

          (xi) Maintenance of Certain Financial Covenants.

          (A) The Acquiree shall maintain and remain in compliance with the following financial covenants between the date hereof and through and upon the Closing Date:

\PHILA2\63461_6


          (1) The total "accounts receivable" of Acquiree (defined as those bona fide accounts receivable representing the sales prices of goods, merchandise or services sold or performed by Acquiree in valid transactions in the normal course of Acquiree's business; which accounts receivable are not uncollectible or subject to offset or counterclaim or otherwise in controversy and which accounts receivable are not unpaid for more than ninety (90) days after the date of original invoice) shall at all times remain not less than 117.5% of the total indebtedness of Acquiree exclusive of accounts payable (trade);

          (2) Acquiree shall maintain a "tangible net worth" (defined as the sum of capital stock and additional paid-in-capital plus any retained earnings [or minus any accumulated deficit] less the book value attributed to all intangible assets) of no lower than ($65,000);

          (3) Acquiree shall maintain "working capital" (defined as current assets less current liabilities) of at least $760,000;

          (4) The ratio of the Acquiree's current assets to its current liabilities shall not be less than 1.25 to 1.

          (b) For the purposes of subparagraph (a) above, unless the context otherwise requires, the terms utilized therein shall have the respective meanings accorded to them under generally accepted accounting principles applied in a manner consistent with the most recent audited financial statements of Acquiree.

\PHILA2\63461_6


          7. Closing Date. The closing ("Closing") of the Merger shall take place (a) within thirty (30) days of the execution of this Agreement, unless such Closing cannot be accomplished as a result of either (i) Acquiror being unable to secure financing from its principal lender for a reason a beyond Acquiror's control or (ii) in light of all reasonable efforts by RCM and/or Acquiror the due diligence required under this Agreement has not been completed, and in such event of either of the above, the Closing shall be extended an additional thirty (30) days, (b) at the offices of Clark, Ladner, Fortenbaugh & Young, 2005 Market Street, 22nd Floor, Philadelphia, PA 19103, 10:00 a.m, local time within sixty days from the date of the execution by all parties of this Agreement, or (c) at such other time and place and on such other date as RCM, the Acquiror and Acquiree or Acquiree Shareholders shall agree. The date of the Closing is referred to herein as the "Closing Date."

          8. Conditions Precedent to Obligations of Acquiree and Acquiree Shareholders. All obligations of the Acquiree and the Acquiree Shareholders under this Agreement are subject to the fulfillment, prior to or on the Closing Date (unless otherwise stated herein), of each of the following conditions, any one or all of which may be waived by the Acquiree or the Acquiree Shareholders:

          (a) The Board of Directors of RCM and the Board of Directors and RCM as sole shareholder of the Acquiror shall have approved the execution of this Agreement and the Merger thereby.

          (b) The representations and warranties made by or on behalf of the Acquiror and RCM contained in this Agreement or in any certificate or document delivered to the Acquiree or the Acquiree Shareholders pursuant to the provisions hereof at the Closing Date shall be true in all material respects at and as of the time of the Closing Date as though such representations and warranties were made at and as of such time.

          (c) RCM and the Acquiror shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

          (d) RCM and the Acquiror shall have delivered all of the Schedules required herein, and copies of the documents referred to therein, to the Acquiree and such Schedules and documents shall have been reasonably acceptable to Acquiree.

          (e) There shall be delivered to the Acquiree and the Acquiree Shareholders an officer's certificate of RCM and the Acquiror to the effect that all of the representations and warranties of RCM and the Acquiror set forth herein are true and complete in all material respects as of the Closing Date, and that RCM and the Acquiror have complied in all material respects with their covenants and agreements set forth herein that are required to be complied with by the Closing Date.

\PHILA2\63461_6


          (f) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger or the related transactions.

          (g) RCM and/or Acquiror and/or a lender to one or both of them shall have confirmed to the satisfaction of the Acquiree and the Acquiree Shareholders that funds are available to refinance in full the indebtedness of the Acquiree now guaranteed by the Acquiree Shareholders, which refinancing shall be accomplished on the Closing Date.

          (h) Trading in the stock of RCM shall not have been suspended for any reason other than suspension of a market generally, and no materially adverse change, other than as otherwise disclosed in the RCM Reports, shall have occurred in the financial condition, operations or prospects of RCM or Acquiror after the date hereof, but prior to the Closing Date.

          9. Conditions Precedent to Obligations of RCM and Acquiror. All obligations of RCM and Acquiror, which obligations shall be undertaken in good faith, under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or all of which may be waived in writing by RCM or Acquiror:

          (a)  The  Board  of   Directors  of  the  Acquiree  and  the  Acquiree
     Shareholders shall have approved the execution of this Agreement and the Merger thereby.

          (b) The representations and warranties by the Acquiree and the Acquiree Shareholders contained in this Agreement or in any certificate or document delivered to RCM and Acquiror pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

          (c) The Acquiree and the Acquiree Shareholders shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or upon the Closing Date.

          (d) The Acquiree shall have delivered all of the Schedules required herein, and copies of the documents referred to therein, to RCM and Acquiror and such Schedules and documents shall have been reasonably acceptable to RCM and Acquiror.

          (e) There shall be delivered to RCM and Acquiror an officer's certificate of the Acquiree to the effect that all of the representations and warranties of the Acquiree set forth herein are true and complete in all respects as of the Closing Date, and that the Acquiree has complied in all material respects with its covenants and agreements set forth herein required

\PHILA2\63461_6


          to be complied with by the Closing; and there shall be delivered to RCM and Acquiror a certificate signed by the Acquiree Shareholders to the effect that the representations and warranties of the Acquiree Shareholders set forth herein are true and correct in all material respects.

          (f) RCM and Acquiror shall have completed prior to the Closing Date, to its satisfaction, a due diligence review of the financial condition, results of operations, properties, assets, liabilities, business or prospects of the Acquiree, and which review shall not produce information which is either: (i) in conflict with prior representations of Acquiree Shareholders or management of Acquiree; or (ii) is likely to present facts which, management of Acquiror believes will have an adverse impact upon the expected combined results of operations and financial statement data relative to the Acquiror following the Merger.

          (g) RCM shall have obtained the approval of its principal lender of this Agreement and the Merger contemplated thereby and to provide refinancing of the existing indebtedness and line of credit reflected within the Financial Statements of Acquiree.

          (h) Acquiror or RCM shall have entered into a lease on satisfactory terms and conditions with respect to the facilities utilized in the operations of Acquiree.

          (i) On or before the Closing Date, Acquiree and Acquiree Shareholders shall have caused either (i) the termination of the Prudential Options or
     (ii) the exercise of the Prudential Options and, in that event, the resulting shareholders that exercised the Prudential Options shall enter into an amendment to this Agreement whereby these shareholders shall become Acquiree Shareholders and be bound by all of the terms of this Agreement as though such shareholder had originally executed this Agreement.

          (j) Acquiree  shall not have any "built-in  gains" or other  corporate
     level  tax  from  the  termination  of  its  "S"-Corporation   status  upon
     completion of the Merger.

          (k) Acquiree and Acquiree Shareholders shall take all actions necessary to effect the resignation of all of the current directors and officers of Acquiree and execute releases in form and substance reasonably satisfactory to RCM.

          (l) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured, including, without limitation that this Agreement shall have been approved by the affirmative vote of the Acquiree Shareholders.

\PHILA2\63461_6


          (m) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger or the related transactions.

          (n) RCM shall be satisfied that the offer and issuance of the Merger Shares is exempt from the registration provisions of the Securities Act and similar provisions under applicable state securities laws; provided, however, that RCM agrees to use its best efforts to cause such offer and issuance to qualify for an exemption from such registration provisions.

          (o) RCM and Acquiror shall have secured satisfactory releases on behalf of Acquiree from and against any claims of each of the Acquiree Shareholders relating to matters which arose prior to the Closing Date.

          (p)  Acquiree   Shareholders  shall  execute  a  Registration   Rights
     Agreement substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "B".

          (q) Acquiree Shareholders shall execute a Voting Trust Agreement substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "C".



     (s) Acquiree Shareholders shall execute a Pledge Agreement substantially in form and substance similar to that attached hereto and made a part hereof as Exhibit "E".


          10. Conditions Subsequent.

          10.1 Distribution of "Subchapter S" Dividends. Within 45 days after the Closing Date, RCM, Acquiror and Acquiree Shareholders shall jointly cooperate in connection with the preparation of financial statements which reflect the results of operations of the Acquiree from the beginning of its most recent fiscal year until the Closing Date. RCM, Acquiror and Acquiree Shareholders acknowledge that the Acquiree Shareholders have heretofore withdrawn from the Acquiree that amount representing earnings of the Acquiree from the inception of its most recent fiscal year through a period prior to the Closing Date. Within 10 days after the completion of the aforesaid financial statements, RCM and/or Acquiror shall distribute to the Acquiree Shareholders the "Subchapter S" dividends representing earnings of the Acquiree from the inception of its most recent fiscal year through and including the Closing Date upon which the Acquiree Shareholders have been or will be subject to individual taxation, but which dividends were not otherwise

\PHILA2\63461_6


          withdrawn from the business or paid by the Acquiree through the Closing Date. To the extent that such financial statements reflect that the Acquiree Shareholders have heretofore withdrawn an amount in excess of the cumulative earnings of the Acquiree from the date of its most recent fiscal year through the Closing Date, then any and all such amounts withdrawn in excess of the earnings of the Acquiree shall be immediately repaid to the Acquiror.

          10.2 Obligation to Maintain Cumulative Gross Revenues Following the Closing Date.

          (a) The cumulative gross revenues of Acquiror (as the successor to the business of Acquiree) for the period of the three consecutive years following the Closing Date (the "Cumulative Gross Revenues") shall be at least two hundred and seventy (270%) percent of those revenues realized by the Acquiree during its fiscal year ended october 2, 1994 (the "Base Period Revenues").

          (b) RCM and the Acquiree Shareholders do hereby agree that it may be difficult to accurately determine the actual amount of damages that RCM may incur if Acquiror (as the successor to the business of Acquiree) fails to achieve Cumulative Gross Revenues of at least two hundred and seventy (270%) percent of the Base Period Revenues. Accordingly, it is agreed that to the extent that the Cumulative Gross Revenues of the Acquiror (as the successor to the business of Acquiree) are less than two hundred and seventy (270%) percent of the Base Period Revenues, the Acquiree Shareholders do hereby jointly and severally agree to pay to RCM without demand, within forty- five (45) days of the third anniversary of the Closing Date, liquidated damages in the following amounts.

     Cumulative Gross Revenues           Amount of
     as Compared to                      Liquidated
     Base Period Revenues:               Damages   :

     255% - 269.9% . . . . . . . . . . .$  300,000
     240% - 254.9% . . . . . . . . . . .$  600,000
     225% - 239% . . . . . . . . . . . .$  900,000
     Less than 225%  . . . . . . . . . .$1,200,000

               It is further agreed to and acknowledged by the Acquiree Shareholders that the amount of liquidated damages set forth above is reasonable and not a punitive amount based upon the facts and circumstances of the parties at the time of this Agreement.

               (c) The liability to pay liquidated damages, as set forth at subparagraph 10.2(b) above, shall be of recourse limited to the Merger Shares pledged by the Acquiree Shareholders to RCM in the manner and to the extent set forth within the Pledge Agreement attached hereto and made a part hereof as Exhibit "E."

\PHILA2\63461_6


               (d) For the purposes hereof, the term "Cumulative Gross Revenues" of Acquiror (as the successor to the business of Acquiree) shall in all events include the sales receipts derived from or relating to the operations of the business of Acquiror (as the successor to the business of Acquiree) as such business is presently undertaken by Acquiree by location, industry segment, product or service line and/or customer base. In connection therewith, RCM and Acquiror will utilize their best efforts following the Merger to preserve, protect, expand and develop the historic business, customer base and goodwill of Acquiree and covenants not to directly or indirectly employ any device as a means by which to allocate revenue associated with the historic business of Acquiree to any other affiliate or member of the consolidated group for which RCM serves as a parent. The Acquiror shall further provide to the Acquiree Shareholders, without demand, financial reports detailing the calculation of Cumulative Gross Revenues as used herein (i) for each of the Acquiror's fiscal quarters ending after the Closing Date through and until the date three (3) years after the Closing Date, such reports to be delivered to the Acquiree Shareholders within forty-five (45) days after the end of each applicable fiscal quarter and for each of the Acquiror's fiscal years ending after the Closing Date through and until the date three
          (3) years after the Closing Date, such reports to be delivered to the Acquiree Shareholders within ninety (90) days after the end of each applicable fiscal year. The Acquiror shall provide such additional information to the Acquiree Shareholders as the Acquiree Shareholders may reasonably request respecting the calculation of Cumulative Gross Revenues as so reported and the efforts of RCM and Acquiror to comply with their obligations under this Agreement.

               10.3 Confidentiality. Acquiree Shareholders acknowledge and agree that the operations, methods, customer list, trade secrets and other confidential or proprietary information of Acquiree are valuable, special and unique. Acquiree Shareholders further acknowledge that the Acquiree's confidential trade and other proprietary information was one of the principal assets being acquired by Acquiror pursuant to this Merger. Acquiree Shareholders shall keep confidential any trade secrets, confidential or proprietary information of Acquiree which are now known to Acquiree Shareholders or which hereafter may become known to Acquiree Shareholders and shall not at any time, directly or indirectly, disclose any such information to any person, firm or corporation other than Acquiree except to the extent that such information is requested by a governmental entity, lawyer, accountant, or other advisor on a need to know basis for arbitration, litigation or pursuant to a court order. For purposes of this Section 10.3, "trade secrets or other confidential or proprietary information" shall mean information (i) which is unique to Acquiree or which has a significant business purpose and is not known or available for sources outside the Acquiree or from typical industry practice including, but not limited to, customer information and client list of Acquiree, and
          (ii) the disclosure of which would have a material adverse effect on Acquiree (herein referred to collectively as the "Proprietary Property"). Acquiree Shareholders shall have no right, title or interest of any kind or nature in the Proprietary Property or any proceeds thereof following the Closing except to the extent such

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

\PHILA2\63461_6


               information is necessary to assist Acquiree Shareholders in the preparation of their tax returns as such returns include dividends earned from Acquiror. The Proprietary Property shall thereafter remain the sole and exclusive property of Acquiree. Notwithstanding anything contained in this Section 10.3, no Acquiree Shareholder shall be liable for a breach by another Acquiree Shareholder of this Section
          10.3 after the Closing Date.
               10.4 Restrictive Covenant. For the purposes of this Section 10.4, "Business" shall mean the business operated by the Acquiree as of the date of this Agreement. Except as specifically permitted elsewhere herein, at any time during the five (5) year period following the Closing Date (the "Restrictive Period"), no Acquiree Shareholder may directly or indirectly: (i) own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business, person or entity competitive with Acquiror's Business; (ii) without the expressed written consent of Acquiror, act as an organizer, be employed by or act as an independent contractor to any business, person or entity involved in a business competitive with Acquiror's Business. Moreover, during the Restrictive Period, no Acquiree Shareholder may contact, directly or indirectly, or cause to be contacted directly or indirectly, any client or customers of Acquiror for the purpose of competitively soliciting business in competition with Acquiror's Business. Acquiree Shareholders further agree that during the Restrictive Period no Acquiree Shareholder will directly or indirectly induce employees of Acquiror to either accept employment from, or to engage in any activities with, a business that is in competition with Acquiror. Notwithstanding the restrictions in this Section 10.4, the activities and affiliation of Joseph Marubbio in connection with Energy and Environmental Management Incorporated and National Association of Drug Free Employees, a subchapter "S" corporation ("NADE"), Robert Starer's connection with NADE and James Affleck's connection with NADE, as such activities and affiliations of Messrs. Marubbio, Starer and Affleck are disclosed on Schedule 10.4, shall be permitted under this Section. Additionally, notwithstanding anything contained in this Section 10.4, no Acquiree Shareholder shall be liable for a breach by another Acquiree Shareholder of this Section
          10.4 after the Closing Date.

               10.5 Remedies. Acknowledging that a breach of any provisions of Sections 10.3 and 10.4 may cause substantial injury to Acquiror which may be irrevocable and/or damages in an amount difficult or impossible to ascertain, Acquiree Shareholders do hereby jointly and severally agree that in the event that of the breach of any of the provisions of
          Section 10.3 or 10.4 hereof, Acquiror shall have, in addition to all other remedies (including but not limited to recovery of damages at all costs and reasonable fees incurred by Acquiror) available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Acquiree Shareholders hereby waive the claim or defense that the Acquiror has an adequate remedy at law for any such breach of Sections 10.3 or 10.4 and covenant and agree that Acquiree Shareholders will not assert such claim or defense in any action or proceeding to enforce this provisions. The parties agree and acknowledge that they are

\PHILA2\63461_6


               familiar  with  the  present  and  proposed   operations  of
               Acquiror and believe that the  restrictive  covenant set forth in
               Section 10.4 is reasonable with respect to this subject matter, duration and geographical application.

                    10.6 Severability. The parties expressly agree and acknowledge that they are familiar with all of the terms and conditions of this Agreement and believe, after consulting with their respective attorneys, that the covenants set forth above are reasonable. If, notwithstanding such agreement and acknowledgement, a final, non-appealable judgment of a court of competent jurisdiction determines that any such covenant is unenforceable, then such covenant shall be reformed by reducing the time period, geographical area, or both, to make the covenant enforceable.

         11.      Indemnification.

                    (a) Acquiree Shareholders.  Commencing from the execution of this Agreement and continuing until the fourth annual anniversary of the execution of this Agreement, Acquiree Shareholders (except James R. Affleck, Jr. and Sarah B. Affleck (the "Afflecks"), who shall not be liable under this Section 11 or under any other provisions hereof, except to the extent of their Merger Shares pledged under the Pledge Agreement) jointly and severally shall indemnify, defend and hold harmless` RCM and Acquiror from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims"), of which notice of such Claims must be given to Acquiree Shareholders prior to the fourth year anniversary of the execution of this Agreement, incurred by RCM or Acquiror which arise out of or result from a misrepresentation, breach of warranty, or breach of any covenant of Acquiree or Acquiree Shareholders contained herein or in the Schedules annexed hereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Acquiree or Acquiree Shareholders pursuant hereto or in connection with the transactions contemplated hereby or thereby. Notwithstanding the preceding sentence, the liability of the Acquiree Shareholders, excluding the Afflecks, arising from this Agreement, the Merger or transactions related thereto shall be limited to the total amount of Merger Consideration. Except with respect to Sections 4(ab), 10.2, 10.3 and 10.4, (for which the foregoing limitation shall not apply), neither the Acquiree nor the Acquiree Shareholders shall be liable to the Acquiror or to RCM under this indemnity provision or otherwise under this Agreement or any related document in connection with the Merger unless the Claim or Claims outstanding against them exceed specified amounts as described below:

                    (i) Upon the  Closing  Date and through and until the end of the first annual anniversary of the Closing Date, RCM and/or Acquiror shall be liable for any Claims, singularly or in the aggregate equal an amount up to and including twenty-five thousand dollars ($25,000) ("First Year Amount"). Any amount of the Claims which exceed twenty-five thousand dollars ($25,000) shall be the responsibility of Acquiree Shareholders;

\PHILA2\63461_6


                    (ii) Upon the  commencement of the second year following the
               Closing Date, through and until the end of the second annual anniversary of the Closing Date, RCM and/or Acquiror shall be liable in an amount equal to any unused portion of the First Year Amount, plus an additional twenty-five thousand dollars ($25,000) (collectively, "Second Year Amount"). Any amount of the Claims which exceed the Second Year Amount shall be the responsibility of the Acquiree Shareholders;

                    (iii) Upon the  commencement of the third year following the
               Closing Date, through and until the end of the third annual anniversary of the Closing Date, RCM and/or Acquiror shall be liable in an amount equal to any unused portion of the Second Year Amount plus an additional twenty-five thousand dollars ($25,000) (collectively, "Third Year Amount"). Any amount of the Claims which exceed the Third Year Amount shall be the responsibility of the Acquiree Shareholders;

                    (iv) Upon the  commencement of the fourth year following the
               Closing Date, through and until the end of the fourth annual anniversary of the Closing Date, RCM and/or Acquiror shall be liable in an amount equal to any unused portion of the Third Year Amount plus an additional twenty-five thousand dollars ($25,000) (collectively, "Fourth Year Amount"). Any amount of the Claims which exceed the Fourth Year Amount shall be the responsibility of the Acquiree Shareholders.

                    (b) RCM and  Acquiror.  RCM and Acquiror  shall  jointly and severally indemnify, defend and hold harmless Acquiree and Acquiree Shareholder from and against any and all Claims incurred by the Acquiree and/or any Acquiree Shareholder which arise out of or result from a misrepresentation, breach of warranty or breach of any covenant of RCM or Acquiror contained herein or in any ancillary certificates or other documents or instruments furnished by RCM or Acquiror pursuant hereto.

                    (c) Methods of  Asserting  Claims for  Indemnification.  All
               claims for indemnification under this Agreement shall be asserted as follows:

                    (i) Third  Party  Claims.  In the  event  that any Claim for
               which  a  party  (the   "Indemnitee")   would  be   entitled   to
               indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty
               (30) days (or, if  shorter,  a period to a date not less than ten
               (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) (the "Notice Period") to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate

\PHILA2\63461_6


                    proceedings,  such proceedings  shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

                    If  the  Indemnitee  desires  to  participate  in,  but  not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and shall not defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder.

                    (ii) Non-Third Party Claims. In the event that the Indemnitee has or may have a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee. If the Indemnitor disputes the amount of such Claim, the liability of the Indemnitor shall be determined under the rules of dispute resolution and arbitration established at paragraph [14(o)] hereafter.

                    12. Documents at Closing. Upon the Closing Date, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                    (a) the Acquiree and Acquiree  Shareholders will deliver, or cause to be delivered, to the Acquiror and RCM the following:

                    (i)  stock   certificates  for  the  Acquiree  Shares  being
               surrendered hereunder, duly endorsed with stock powers attached in blank;

                    (ii) all corporate records of the Acquiree, including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing Date), stock books, stock transfer books, corporate seals; and such other corporate books and records as may reasonably be requested by the Acquiror and its counsel;

                    (iii) a certificate executed by the Acquiree and the Acquiree Shareholders to the effect that all representations and warranties made by the Acquiree and Acquiree Shareholders under this Agreement are true and correct in all material respects as of the Closing Date, as though originally given to Acquiror on said date;
                    (iv) a certificate and such related  schedules and financial statements prepared and executed by the Chief Financial Officer of

\PHILA2\63461_6


                    Acquiree  and executed by Acquiree  Shareholders  evidencing compliance with the financial covenants set forth at paragraph 6(s)(xi) herein.

                    (v) a certificate of good standing for the Acquiree from the
               Secretary of the Commonwealth of Pennsylvania, dated at or about the Closing Date, to the effect that such corporation is in good standing under the laws of such state;

                    (vi) an incumbency  certificate  for the Acquiree  signed by all of the officers thereof dated at or about the Closing Date;

                    (vii) certified  Articles of  Incorporation  of the Acquiree dated at or about the Closing Date and a copy of the Bylaws of the Acquiree certified by the Secretary of the Acquiree dated at or about the Closing Date;

                    (viii) certified resolutions from the Secretary of the Acquiree dated at or about the Closing Date authorizing the transactions contemplated under this Agreement;

                    (ix) resignations of all directors and executive officers, including Robert Starer, Joseph Marubbio and James Affleck.

                    (x) the Registration  Rights Agreement  described in Exhibit
               "B" signed by each of the Acquiree Shareholders;

                    (xi) the Voting  Trust  Agreement  described in Exhibit "C", signed by each of the Acquiree Shareholders and the voting trustee;

                    (xii)  the  Investor   Representation  Letter  described  in
               Exhibit "D" signed by each of the Acquiree Shareholders;

                    (xiii) the Pledge Agreement  described in Exhibit "E" signed by each of the Acquiree Shareholders;

                    (xiv) such documents as may be needed to accomplish the Merger under the corporate laws of the states of incorporation of the Acquiror and Acquiree;

                    (xv) such other instruments,  documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement; and

                    (xvi)  an  opinion   of   counsel  in  form  and   substance
               satisfactory to RCM and the Acquiror.

                    (b) the  Acquiror  will  deliver or cause to be delivered to the Acquiree Shareholders:

\PHILA2\63461_6


                    (i) cash or separate cashier's check drawn on a bank located in Philadelphia, Pennsylvania in an aggregate amount equal to Two Million Dollars ($2,000,000);

                    (ii) a certificate of the Acquiror's and RCM's  President to effect that all representations and warranties of the Acquiror and RCM under this Agreement are reaffirmed on the Closing Date, as though originally given to the Acquiree and the Acquiree Shareholders on said date;

                    (iii) certificates from the Secretary of State of Nevada and the Commonwealth of Pennsylvania dated at or about the Closing Date that RCM and the Acquiror, respectively, are in good standing under the laws of said states;

                    (iv) certified  resolutions of the Secretary of the Acquiror dated at or about the Closing Date authorizing the transactions contemplated under this Agreement;

                    (v) an opinion of counsel in form and substance satisfactory to the Acquiree and the Acquiree Shareholders;

                    (vi) such documents as may be needed to accomplish the Merger under the corporate laws of the states of incorporation of the Acquiror and Acquiree;

                    (vii) the Articles of Merger to be filed with the  Secretary of State of the  Commonwealth  of  Pennsylvania as required under
               Section 1926 of the PBCL; and

                    (viii) such other  instruments,  documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested in furtherance of the provisions of this Agreement.

                    (c) The Acquiror  shall cause to be filed with the Secretary of State of the Commonwealth of Pennsylvania, on the Closing Date or as soon thereafter as practicable, an Amendment to the Acquiror's Articles of Incorporation to change the name of the Acquiror to "Cataract, Inc."

                    13. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

                    (a) by mutual  written  consent of the board of directors of
               RCM, Acquiror and Acquiree;

                    (b) by any of RCM, Acquiror and Acquiree:

                    (i) if the Merger  shall not have  occurred  by the  Closing
               Date unless such date is extended by the mutual written agreement of RCM,

\PHILA2\63461_6


                    Acquiror  and  Acquiree,  and in such event,  only until the date the Closing Date has been so extended; provided, however, that the right to terminate this Agreement under this Section 12(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of,or resulted in, the failure of the Closing Date to occur on or before that date; or

                    (ii) if any court of competent jurisdiction, or any governmental body, regulatory or administrative agency or commission having appropriate jurisdiction shall have issued an order, decree or filing or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                    (c) by  either  of RCM or  Acquiror  upon a  breach  of this
               Agreement by either Acquiree or Acquiree Shareholders, which breach continues for ten (10) days after written notice thereof is given to all parties, or by either of Acquiree or any Acquiree Shareholder, upon a breach of this Agreement by either of RCM or Acquiror, which breach continues for ten (10) days after written notice thereof is given to all parties, in each case with reservation of rights against the breaching party or parties for indemnification for resulting damages as provided elsewhere herein.

                    14. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

(a) If to the Acquiror or RCM, to:

Mr. Leon Kopyt
Chief Executive Officer
RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, New Jersey 08109-4613

with a courtesy copy to;

Stephen M. Cohen, Esq.
Clark Ladner Fortenbaugh & Young
One Commerce Square
2005 Market Street
Philadelphia, Pennsylvania 19103
Telephone Number: (215) 241-1800
Telecopy Number: (215) 241-1857

and

\PHILA2\63461_6


Norman Berson, Esquire
Fineman & Bach, P.C.
1608 Walnut Street
Philadelphia, PA 19103


(b) If to the Acquiree Shareholders, to:

Robert L. Starer and Merle A. Starer
660 Newton-Yardley Road
Newtown, PA 18940
and
6555 Skyline Drive
Delray Beach, FL 33446

Joseph A. Marubbio and Paula Marubbio
12 North Road
Northport, NY 11768

James R. Affleck, Jr. and Sarah B. Affleck
948 Stony Lake
Gladwyne, PA 19035

\PHILA2\63461_6


(c) If to the Acquiree, to:

Cataract, Inc.
c/o Robert L. Starer
660 Newtown Yardley Road
Newtown, PA 18940
Telephone Number: (215) 968-8808

with a courtesy copy to:

John E. Murdock III
Boult, Cummings, Conners & Berry
P.O. Box 198062
414 Union Street, Suite 1600
Nashville, TN 37219
Telephone Number: (615) 252-2359
Telecopier Number: (615) 252-2380

Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

         15.      Miscellaneous.

(a) Release and Discharge. By virtue of their execution of this Agreement, as of the Closing Date and thereafter, the Acquiree Shareholders do hereby jointly and severally agree to release, remise and forever discharge Acquiree from and against any and all debts, obligations, liabilities and amounts owing from the Acquiree to the Acquiree Shareholders, except for Permitted Dividends, and the Acquiree is not obligated to take any action or make any payments to third parties on behalf of any such Acquiree Shareholder. Additionally, as of the Closing Date, the Acquiree agrees to release, remise and forever discharge Acquiree Shareholders from and against any and all debts, obligations, liabilities and amounts owing from the Acquiree Shareholders to the Acquiree, only to the extent such release and discharge does not conflict with any of the representations and warranties contained in
Section 4 of this Agreement.

                    (b) Further Assurances.  At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such further action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.


           (c) Nature of Representations and Warranties. All of the parties hereto are executing and carrying out the provisions of this Agreement

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                    in reliance on the  representations,  warranties,  covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

                    (d) Costs and Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

                    (e) Time. Time is of the essence.

                    (f) Survival of Representations.  All covenants, agreements, representations and warranties made herein shall survive the Closing Date through all applicable statutes of limitation. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

                    (g) Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

                    (h) Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

                    (i) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

                    (j) Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                    (k) Headings.  The section and  subsection  headings in this
               Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this agreement.

                    (l) Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

                    (m) Number and Gender. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to

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

\PHILA2\63461_6


                    include any other number,  singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                    (n) Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

                    (o) Effect of Waiver.  The  failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

                    (p) Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (q)      Arbitration.

                    (i) If a dispute,controversy  or claim arises between any of the parties to this Agreement including without limitation any dispute, controversy or claim that arises out of or relates to this Agreement or any other agreement or instrument between the parties, or the breach, termination or invalidity of the Agreement or any such other agreement or instrument, AND including but not limited to a claim based on or arising out of a claim for tortious interference or other tortious or statutory claims arising before, during or after termination, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration; provided, that nothing contained herein shall preclude any party from commencing arbitration if said mediation is not completed within 30 days of such party requesting or agreeing to mediation. Thereafter, any unresolved dispute, controversy or claim arising between the parties, including without limitation any dispute, controversy or claim that arises out of or relates to this Agreement or any other agreement or instrument between the parties, or breach thereof, AND including but not limited to a claim for tortious interference or other tortious or statutory claims arising before, during or after termination, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration

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

\PHILA2\63461_6


                    Rules (the "Rules"), and judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any mediation or arbitration hereunder shall be pursuant to the applicable rules of the American Arbitration Association as set out above except to the extent expressly provided otherwise in this Agreement.

                    (ii) The parties hereto  expressly agree that any court with jurisdiction may order the consolidation of any arbitrable dispute,controversy or claim under this Agreement with any related arbitrable dispute, controversy or claim not arising under this Agreement, as the court may deem necessary int he interests of justice or efficiency or on such other grounds as the court may deem appropriate.

                    (iii) The site of the mediation and, if necessary, the arbitration shall be in Philadelphia, Pennsylvania and shall take place in the officers of the American Arbitration Association or such other place as the parties may agree.

                    (iv) The parties  agree that the  Federal  and state  courts located in the Commonwealth of Pennsylvania shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement.

                    (v) Process in any action arising out of or relating to this
               Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

                    (vi) Neither party nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

                    (vii) The parties  agree that all questions  concerning  the arbitrator's jurisdiction shall be decided by the arbitrator.

                    (viii) All fees and expenses of the  arbitration  (exclusive of filing fees for claims and counterclaims) shall be borne by the parties equally. Each party shall bear the expense of its own counsel, experts, witnesses, and presentation of proofs.

                    (ix) This  agreement  to arbitrate is intended to be binding
               upon  the  signatories  hereto,  their  principals,   successors,
               assigns, subsidiaries or affiliates.

\PHILA2\63461_6


                    (x) The arbitrator shall determine the rights and obligations of the parties according to the substantive laws of the Commonwealth of Pennsylvania (excluding conflicts of laws principles).

                    (xi) The arbitrator is directed to consider any defense that all or part of the claim is not timely by reason of laches or statute of limitations as a preliminary issue and to render an award determining the merits of such claim before considering the substantive merits of the arbitration claim, unless the arbitrator determines that the merits of such claim or laches or statute of limitations is so intertwined with the substantive merits of the arbitration claim as to make impractical the determination of the claim of laches or limitations as a preliminary matter.

                    (xii) The arbitrator shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrator deems appropriate.

                    (xiii) It is the intent of the parties that, barring extraordinary circumstances, any arbitration shall be concluded within three months of the date the statement of claim is received by the arbitrator. Unless the parties otherwise agree, once commenced, hearings shall be held five days a week, four weeks a month, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M. These time limits can be extended or altered by an agreement by the parties or by a determination by the arbitrator that such extension or alteration is in the interests of justice. The arbitrator shall use his or her best efforts to issue the final award or awards within a period of thirty days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award.

                    (xiv) The procedures to be followed in any arbitration hereunder shall be as prescribed herein and in such directives that shall be issued by the arbitrator following consultation with the parties. Unless otherwise agreed by the parties, the procedures shall provide for the submission of briefs by the parties the introduction of documents and the oral testimony of witnesses, cross-examination of witnesses, oral arguments, the closure of the proceedings and such other matters as the arbitrator may deem appropriate. Further, the arbitrator shall regulate all matters relating to the conduct of the arbitration not otherwise provided for in this Agreement or in the Rules.

                    (xv) In the event a party,  having  been  given  notice  and opportunity, shall fail or shall refuse to appear or participate in an arbitration hereunder or in any stage thereof, the proceedings shall nevertheless be conducted to conclusion and final award. Any award rendered under such circumstances shall be as valid and enforceable as if both parties had appeared and participated fully at all stages.

\PHILA2\63461_6


                    (xvi) The parties agree that discovery  shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrator. All disputes regarding discovery shall be promptly resolved by the arbitrator.

                    (xvii) It is the intent of the parties that the testimony of witnesses be subject to cross-examination. It is agreed that the direct testimony of a witness may be submitted by sworn affidavit, provided that such affiant be subject to cross-examination.

                    (xviii)  Strict  rules of  evidence  shall  not  apply in an arbitration conducted pursuant to this Agreement. The parties may offer such evidence as they desire and the arbitrator shall accept such evidence as the arbitrator deems relevant to the issues and accord it such weight as the arbitrator deems appropriate.

                    (xix) No  witness  or party  may be  required  to waive  any privilege recognized by law.

                    (r) Binding Nature.  This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

                    (s) No Third-Party Beneficiaries.  No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

                    (t)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                    (u) Facsimile Signature.  This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

                    (v) Prohibition on Trading in RCM Stock. The Acquiree and Acquiree Shareholders acknowledge that the United States Securities Laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of the Acquiror, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Acquiror. Accordingly, the Acquiree Shareholders agree that they will not purchase or sell any securities of the Acquiror, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the

\PHILA2\63461_6


                    Acquiror,  until  no  earlier  than 72 hours  following  the dissemination of a Current Report on Form 8-K to the SEC announcing the Closing pursuant to this Agreement.

\PHILA2\63461_6


IN WITNESS THEREOF, the parties have executed this Agreement on the date first above written.



                                                  RCM TECHNOLOGIES, INC.

ATTEST



By:/s/STANTON REMER                               By: /S/LEON KOPYT
Secretary                                         Name:LEON KOPYT
                                                  Title:PRESIDENT

CI ACQUISITION CORP.

ATTEST


By:/S/STANTON REMER                                By:/S/ LEON KOPYT
Secretary Name:LEON KOPYT
                                                   Title: PRESIDENT

\PHILA2\63461_6

                                                     CATARACT, INC.

ATTEST


By: /S/JAMES R/ AFFLECK, JR                          By:/S/ ROBERT L.STARER
Secretary                                            Name:ROBERT L. STARER
                                                     Title: CHAIRMAN OF BOARD


/S/ JOSEPH A. MARUBBIO
Joseph A. Marubbio


/S/ PAULA A. MARUBBIO
Paula Marubbio


/S/ ROBERT L. STARER
Robert L. Starer


/S/ MERLE A. STARER
Merle A. Starer


/S/ JAMES R. AFFLECK, JR
James R. Affleck, Jr.


/S/ SARAH B. AFFLECK
Sarah B. Affleck